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             United States Securities and Exchange Commission
                          Washington, D.C. 20549

                                FORM 12b-25

                        NOTIFICATION OF LATE FILING

(check one)

-X-  Form 10-K or 10-KSB
---  Form 20-F
---  Form 11-K
---  Form 10-Q or 10-QSB
---  Form N-SAR

For Period Ended :  Dececember,31 1999

---  Transition Report on Form 10-K
---  Transition Report on Form 20-F
---  Transition Report on Form 11-K
---  Transition Report on Form 10-Q
---  Transition Report on Form N-SAR

For the Transition Period Ended: -------------------------------------


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

PART 1 - REGISTRANT INFORMATION

Full Name of Registrant:                 Little Squaw Gold Mining Company

Address of Principal Executive Office:   P.O.Box 184,

City, State and Zip Code:                Spokane,Wa,99210

PART II - RULES 12B-25(b) AND (c)

-X-        (a)  The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable
                effort or expense;
-X-        (b)  The subject annual report, semi-annual report, transition report, on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar
                day following the prescribed due date; or the subject
                quarterly report on Form 10-Q, or portion there of will be filed on or before the fifth calendar day following the
                prescribed due day; and
---        (c)  The accountant's statement or other exhibit required by
                Rule 12b-25(c) has been attached if applicable.

































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PART III - NARRATIVE

(State below in reasonable detail why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.)


     The company has no full time employees, and a short extension is needed to coordinate all information required


PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

     Eskil Anderson             (509)              747-5328
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     (Name)                  (Area Code)         (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceeding 12 months (or for such shorter period that the registrant was required to file such reports) been filed? If the answer is no, identify report(s).

                                                           -X- Yes  --- No

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(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                          --- Yes  -X- No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                                SIGNATURE
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Little Squaw Gold Mining Company

has caused this notification to be signed on March 30, 2000, by its president on behalf of the corporation by the undersigned hereunto duly authorized.


By: /s/  Eskil Anderson                      Date:  March 30, 2000
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Title:  President